Exhibit 1.2

EXECUTION VERSION

AMERICAN TOWER CORPORATION

12,500,000 Depositary Shares,

Each Representing a 1/10th Interest in a Share of 5.50% Mandatory Convertible

Preferred Stock, Series B, par value $0.01 per share

(Liquidation Preference Equivalent to $100.00 Per Depositary Share)

UNDERWRITING AGREEMENT

February 25, 2015

Goldman, Sachs & Co.

RBC Capital Markets, LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

TD Securities (USA) LLC

Underwriting Agreement

February 25, 2015

Goldman, Sachs & Co.

RBC Capital Markets, LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

TD Securities (USA) LLC

As the Representatives of the Several Underwriters

named in Schedule A hereto,

Dear Ladies and Gentlemen:

1. Introductory. American Tower Corporation, a Delaware corporation (the “Company”), subject to the terms and conditions set forth herein, agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters 12,500,000 depositary shares, with an initial liquidation preference of $100.00 per share (the “Depositary Shares”), each such Depositary Share representing a 1/10th interest in a share of the Company’s 5.50% Mandatory Convertible Preferred Stock, Series B, par value $0.01 per share (the “Preferred Shares”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 1,250,000 Depositary Shares (the “Additional Shares”), if and to the extent that you, as Representatives, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares to cover over-allotments, if any, granted to the Underwriters in Section 3 hereof. The aforesaid 12,500,000 Depositary Shares (the “Firm Shares”) to be purchased by the Underwriters and the Additional Shares are hereinafter collectively referred to as the “Shares” or the “Securities.” The Preferred Shares will be convertible into a variable number of shares of common stock, par value $0.01 per share, of the Company. Such shares of common stock into which the Preferred Shares are convertible are hereinafter referred to as the “Conversion Shares” and the shares of common stock, par value $0.01 per share, generally, of the Company are hereinafter referred to as “Common Stock.”

The Preferred Shares will, when issued, be deposited by the Company against delivery of Depositary Receipts (“Depositary Receipts”) to be issued by Computershare Trust Company, N.A, as depositary (the “Depositary”) pursuant to a deposit agreement (the “Deposit Agreement”), to be dated March 3, 2015, among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. Each Depositary Receipt will evidence one or more Depositary Shares, and each Depositary Share represents a 1/10th interest in a Preferred Share pursuant to the Deposit Agreement. The terms of the Preferred Shares will be set forth in a Certificate of Designations (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of the State of Delaware.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-188812) including a related prospectus or prospectuses, covering the registration of the Securities under the Securities Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Applicable Time” means 6:00 P.M. (Eastern Time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Securities means the time of the first contract of sale for the Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the Securities Act. Any reference herein to the Final Prospectus shall be deemed to be as amended and supplemented and to refer to and include all documents incorporated by reference therein.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the

Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Securities Act and the Rules and Regulations thereunder and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Securities Act and the Rules and Regulations thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to (x) statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 8(b) hereof or (y) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the

Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement. If immediately prior to the third anniversary of the initial effective time of the Registration Statement (the “Renewal Deadline”), any of the Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Securities, in a form satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Securities, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the expired registration statement relating to the Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) if required, promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause any such registration statement or post-effective amendment to be declared effective as soon as practicable and (iv) promptly notify the Representatives of any such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement dated February 24, 2015, including the base prospectus, dated May 23, 2013 (as amended or supplemented as of the Applicable Time, and including any and all documents incorporated by reference therein, the “Preliminary Prospectus”), (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Exchange Act Reports. When filed with the Commission, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports on Form 10-Q and Form 8-K (collectively, but not including any Item of Form 8-K furnished to rather than filed with the Commission, the “Exchange Act Reports”) that have been filed by the Company with the Commission, and incorporated by reference in the General Disclosure Package or the Final Prospectus conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder.

(h) Securities. The Securities have been duly authorized by the Company for issuance and sale to the Underwriters pursuant to this Agreement and, upon due execution and delivery by the Depositary of the Securities and the deposit of the Preferred Shares in respect thereof in accordance with the provisions of the Deposit Agreement and when issued and delivered in accordance with the terms of this Agreement against payment of the consideration set forth herein, will be validly issued. The issuance of such Securities will not be subject to any preemptive or similar rights. The Securities will conform in all material respects to the description thereof in the General Disclosure Package and the Final Prospectus.

(i) Preferred Shares. The Preferred Shares to be issued and sold by the Company, when issued and delivered, may be freely deposited by the Company with the Depositary against issuance of the Securities; the Preferred Shares have been duly authorized by the Company for issuance and deposit, and, when duly issued and deposited against issuance of the Securities, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and non-assessable and will have the rights, powers, preferences and designations as set forth in the Certificate of Designations. Upon payment of the purchase price and deposit of the Preferred Shares against issuance of the Securities in accordance with this Agreement and the Deposit Agreement, the Depositary will receive good, valid and marketable title to the Preferred Shares, free and clear of all security interests, mortgages, pledges, liens, encumbrances, claims and restrictions. The issuance of such Preferred Shares will not be subject to any preemptive or similar rights. The Preferred Shares will conform in all material respects to the description thereof in the General Disclosure Package and the Final Prospectus.

(j) Execution and Delivery of Certificate of Designations. The Certificate of Designations, the proposed form of which has been furnished to you, has been duly authorized by the Company and will have been duly executed and delivered by the Company and duly filed with the Secretary of State of the State of Delaware on or prior to the Closing Date. The Certificate of Designations sets forth the rights, powers, preferences and designations of the Preferred Shares; the Certificate of Designations conforms in all material respects to the description thereof in the General Disclosure Package and the Final Prospectus.

(k) Form of Certificate. The form of certificate used to evidence the Preferred Shares complies in all material respects with all applicable requirements of the law of the State of

Delaware, the New York Stock Exchange (the “NYSE”) and the Company’s charter and by-laws, and has been duly authorized and approved by the board of directors of the Company.

(l) Conversion. Upon issuance and deposit of the Preferred Shares against issuance of the Securities in accordance with this Agreement, the Deposit Agreement and the filing and effectiveness of the Certificate of Designations, the Preferred Shares will be convertible into the Conversion Shares in accordance with the terms of the Preferred Shares set forth in the Certificate of Designations; a number of Conversion Shares (the “Maximum Number of Conversion Shares”) equal to the product of (A) the sum of (i) a number of shares of Common Stock equal to the maximum conversion rate for the Preferred Shares and (ii) to the extent so elected by the Company in connection with any such conversion, the number of shares of Common Stock deliverable by the Company upon conversion in respect of dividends payable upon conversion of the Preferred Shares (whether or not declared) (assuming the Company elects to issue and deliver, in respect of accumulated and unpaid dividends (whether or not declared), the maximum number of shares of Common Stock in connection with any such conversion), multiplied by (B) the aggregate number of Preferred Shares, in each case in accordance with the terms of the Certificate of Designations, has been and will be duly authorized and reserved for issuance by the Company and such Conversion Shares, when issued upon such conversion or delivery (as the case may be) in accordance with the terms of the Preferred Shares set forth in the Certificate of Designations, will be validly issued, fully paid and non-assessable, will conform in all material respects to the descriptions thereof in the General Disclosure Package and the Final Prospectus and will not be subject to any preemptive or similar rights.

(m) Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(n) Deposit Agreement. The Deposit Agreement has been duly authorized, executed and delivered by the Company.

(o) Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement or the Certificate of Designations in connection with the issuance and sale of the Securities by the Company, except the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, such as have been obtained or made and such as may be required by the Blue Sky laws of the several states of the United States.

(p) Absence of Defaults and Conflicts Resulting from Transaction. Except as disclosed in the General Disclosure Package and the Final Prospectus, the execution, delivery and performance by the Company of this Agreement and the Certificate of Designations, including the issuance and sale of the Shares and the issuance of a number of Conversion Shares equal to the Maximum Number of Conversion Shares issuable by the Company in accordance with the terms of the Certificate of Designations, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (ii) any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, except for any breaches, violations or defaults that would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”), or (iii) the charter or by-laws of the Company or any such subsidiary, and the Company has full power and authority to authorize, issue and sell the Securities as contemplated by this Agreement.

(q) Absence of Manipulation. Prior to the date hereof, the Company has not taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.

(r) Commission. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Securities.

(s) Federal Reserve Regulations. None of the Company or any of its subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(t) Good Standing of the Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(u) Subsidiaries. Each subsidiary of the Company has been duly incorporated (or formed, as the case may be) and is an existing corporation (or limited partnership or limited company, as the case may be) in good standing under the laws of its respective jurisdictions of incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and each subsidiary of the Company is duly qualified to do business as a foreign corporation (or limited partnership or limited company, as the case may be) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify and be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock (or partnership or other equity interests) of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and (except for any general partnership interest) nonassessable; and, except for those liens and other security interests established in connection with the Company’s outstanding securitizations, or those liens and other security interests that apply to subsidiaries domiciled outside of the United States that would not, individually or in the aggregate, result in a Material Adverse Effect, the capital stock (or partnership or other equity interests) of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(v) Common Stock. The Company has an authorized capitalization as set forth in the General Disclosure Package and the Final Prospectus, and all the shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and conform to the description of the Common Stock contained in the General Disclosure Package and the Final Prospectus.

(w) Financial Statements. The financial statements included or incorporated by reference in the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; the pro forma financial information, and the related notes thereto, incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus has been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act and is based upon good faith estimates and assumptions believed by the Company to be reasonable.

(x) Auditors. Deloitte & Touche LLP, which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the Commission thereunder.

(y) Accounting. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Final Prospectus and the General Disclosure Package has been prepared in accordance with the Commission’s applicable rules and guidelines; except where the failure to so maintain, in the case of each of clauses (i) through (v) above, would not have a Material Adverse Effect.

(z) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company.

(aa) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the date of the latest audited financial statements included in the General Disclosure Package and the Final Prospectus (i) there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, and (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(bb) Investment Company Act. The Company is not an open end investment company, unit investment trust or face amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”), nor is it a closed end investment company required to be registered, but not registered, thereunder; and the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act.

(cc) Accurate Disclosure. The statements made in the General Disclosure Package and the Final Prospectus under the headings “Federal Income Tax Considerations Related to Our Qualification and Taxation as a REIT” and “Federal Income Tax Considerations Relevant to Holders of Our Mandatory Convertible Preferred Stock” taken as a whole, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences for an investment in the Securities.

(dd) Environmental. Except as disclosed in the General Disclosure Package and the Final Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), and is not subject to any notice, investigation, claim, action, proceeding, order or decree relating to Environmental Laws, which violation, notice, investigation, claim, action, proceeding, order or decree would individually or in the aggregate have a Material Adverse Effect.

(ee) Property. Except as disclosed in the General Disclosure Package and the Final Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(ff) Legal Proceedings. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the Certificate of Designations, or which are otherwise material in the context of the sale of the Securities; and no such actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated.

(gg) No Conflict with Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(hh) No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping in all material respects and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ii) No Conflict with OFAC Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(jj) XBRL. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Final Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(kk) REIT Status. Commencing January 1, 2012, the Company has been organized and operating in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s current actual and proposed method of operation as set forth in the General Disclosure Package and the Final Prospectus does and will enable it to meet the current requirements for qualification and taxation as a REIT under the Code. The Company has made a timely election to be subject to tax as a REIT under Sections 856 through 860 of the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and current actual and proposed method of operation set forth in the General Disclosure Package and the Final Prospectus are true, complete and correct in all material respects.

3. Purchase, Sale and Delivery of Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $97.35 per share (the “Purchase Price”) the respective number of Firm Shares set forth opposite the names of the Underwriters in Schedule A hereto.

On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 1,250,000 Additional Shares at the Purchase Price, provided, however that the amount per share paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. The Representatives may exercise this right on behalf of the Underwriters only to cover over-allotments, if any, and in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least three business days after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in this Section 3. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule A hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

Payments for the Firm Shares shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account previously designated to the Representatives at 10:00 a.m., New York City time, on March 3, 2015, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Firm Shares sold pursuant to the offering. The Firm Shares will be made available for checking at the New York office of Cleary Gottlieb Steen & Hamilton LLP at least 24 hours prior to the Closing Date.

Payments for any Additional Shares shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account previously designated to the Representatives at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in this Section 3 or at such other time on the same or on such other date as shall be designated in writing by the Representatives to be the Option Closing Date. The Additional Shares will be made available for checking at the New York office of Cleary Gottlieb Steen & Hamilton LLP at least 24 hours prior to the Option Closing Date.

The Firm Shares and Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, against payment of the Purchase Price therefor.

The Company agrees to reimburse each of the Underwriters for their respective expenses, referred to in Section 5(i) hereof, incurred in connection with the performance of their respective obligations under this Agreement.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time prior to the later of the Closing Date and the end of the period contemplated by Section 5(c) and will offer the Representatives and counsel for the Underwriters a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object (except any documents required to be filed by the Company pursuant to the Exchange Act), (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Securities Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution of the Securities by the Underwriters; provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or subject itself to taxation generally in any jurisdiction.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish, upon request, to the Representatives and to each of the other Underwriters, (i) as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year, and (ii) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders; provided, however, that so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h) Restriction on Sales of Securities. During the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Final Prospectus, the Company will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any Common Stock, Securities or any securities of the Company that are substantially similar to the Securities or the Company’s Common Stock, including but not limited to any options or warrants to purchase shares of Common Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities (other than the issuance by the Company of up to 25,850,000 shares of Common Stock pursuant to that certain Underwriting Agreement, dated as of the date hereof, by and among the Company and the Underwriters named in Schedule A thereto or pursuant to employee benefit plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), without the prior written consent of Goldman, Sachs & Co.

(i) Payment of Expenses. The Company will pay all expenses incidental to the performance of its obligations under this Agreement including (i) the fees and expenses of its professional advisers; (ii) all expenses in connection with the registration and delivery of the Securities, the preparation and printing of the Preliminary Prospectus, any other document comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, each Limited Use Issuer Free Writing Prospectus and any other document relating to the issuance, offer, sale and delivery of the Securities; (iii) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Preferred Shares, if applicable, and all costs and expenses incident to listing the Shares and the Conversion Shares on the NYSE; (iv) the cost of, if any, printing certificates representing the Shares and the Conversion Shares; (v) the costs and charges of any transfer agent, registrar or depositary; and (vi) the cost of any advertising approved by the Company in connection with the issuance of the Securities. The Company will also pay or reimburse the Underwriters (to the extent incurred by them) for any expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Securities for sale under the laws of such jurisdictions in the United States and Canada (on a private placement basis) as the Representatives designate and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Securities, costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), any travel expenses of the officers and employees of the Company and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Securities and for expenses incurred in distributing Preliminary Prospectuses, any other document comprising any part of the General Disclosure Package, the Final Prospectus (including any amendments and supplements thereto) and any Limited Use Issuer Free Writing Prospectus to the Underwriters.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

(k) REIT Status. Until such time as the board of directors of the Company deems it to be in the best interests of the Company and its stockholders not to remain qualified as a REIT, the Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(l) NYSE Listing. Subject to satisfaction of the NYSE listing conditions, the Company will use its commercially reasonable efforts to list the Shares and a number of Conversion Shares equal to the Maximum Number of Conversion Shares on the NYSE, subject to official notice of issuance.

(m) Deposit of Preferred Shares. The Company will prior to the Closing Date or any Option Closing Date, as applicable, deposit the Preferred Shares in accordance with the terms and provisions of the Deposit Agreement and otherwise comply with the Deposit Agreement so that the Securities will be issued by the Depositary against receipt of such Preferred Shares and delivered to the Underwriters against payment therefor on the Closing Date or any Option Closing Date, as applicable.

(n) Reservation of Shares. To reserve and keep available at all times during the period from and including the Closing Date through and including February 15, 2018, free of preemptive or similar rights, a number of Conversion Shares equal to the Maximum Number of Conversion Shares less the aggregate number of Conversion Shares issued in connection with the conversion of Preferred Shares during such period.

(o) No Further Authorization. During the period from and including the date hereof through and including the earlier of (a) the purchase by the Underwriters of all of the Additional Shares and (b) the expiration of the Underwriters’ option to purchase Additional Shares, not to do or authorize or cause any act or thing that would result in an adjustment of the conversion rate of the Preferred Shares.

6. Free Writing Prospectuses.

(a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheets. The Company will prepare a final term sheet relating to the Securities, containing only information that describes the final terms of the Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that (i) contains only (A) information describing the preliminary terms of the Securities or their offering or (B) information that describes the final terms of the Securities or their offering and that is included in or is subsequently included in the term sheet listing the final terms of the Securities or their offering, included in Schedule B to this Agreement, or is included in or is subsequently included in the Final Prospectus, or (ii) does not contain any material information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that the Company shall not be responsible to any Underwriter for liability arising from any inaccuracy in such free writing prospectus referred to in clause (i) or (ii) as compared with the information in the Final Prospectus or the General Disclosure Package.

7. Conditions of the Obligations of the Underwriters.

I.	The obligations of the several Underwriters to purchase and pay for the Firm Shares on the Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Deloitte & Touche LLP Comfort Letter. The Representatives shall have received a letter, dated the date of this Agreement, of Deloitte & Touche LLP confirming that they are a registered public accounting firm and independent public accountants with respect to the Company within the meaning of the Securities Act and Rules and Regulations thereunder, and otherwise in form reasonably satisfactory to the Representatives, concerning the financial information with respect to the Company set forth in the General Disclosure Package and the Final Prospectus.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) Certificate of Designations. On or prior to the Closing Date, the Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware and become effective and the Company shall have delivered a copy thereof, certified by the Secretary of State of the State of Delaware, to the Representatives.

(d) Deposit Agreement. The Deposit Agreement shall have become effective.

(e) NYSE Listing. Subject to satisfaction of the NYSE listing conditions, the Company shall have filed the requisite listing application with the NYSE for the listing of the Shares and a number of Conversion Shares equal to the Maximum Number of Conversion Shares on the NYSE.

(f) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company or its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Securities; (ii) any downgrading in the rating of any debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material adverse change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical or inadvisable to proceed with the offering, sale or delivery of the Securities or to enforce contracts for the sale of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Securities or to enforce contracts for the sale of the Securities.

(g) Opinion of Counsel for Company. The Representatives shall have received (1) opinions and related letter, dated the Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Company, to the effect set forth in Schedule C-1 hereto, (2) opinions, dated the Closing Date, of Sullivan & Worcester LLP, special counsel for the Company, to the effect set forth in Schedule C-2 hereto, (3) opinions, dated the Closing Date, of Edmund DiSanto, Esq., Executive Vice President and General Counsel of the Company, to the effect set forth in Schedule C-3 hereto, and (4) opinions, dated the Closing Date, of Paul Roberts, Esq., Vice President, Compliance of the Company, to the effect set forth in Schedule D hereto.

(h) Opinion of Counsel for Underwriters. The Representatives shall have received from Shearman & Sterling LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they may request for the purpose of enabling them to pass upon such matters.

(i) Officers’ Certificate. The Representatives shall have received a certificate, dated the Closing Date, of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company in which such officers shall state on behalf of the Company that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and the Final Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the General Disclosure Package or as described in such certificate. In addition, such certificate shall include representations that the only agreements material to the Company and its subsidiaries, taken as a whole, are those specified in an Annex I to such certificate.

(j) Bring-down Comfort Letter of Deloitte & Touche LLP. The Representatives shall have received a letter, dated the Closing Date, of Deloitte & Touche LLP which meets the requirements of subsection (a) of this Section except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(k) D&O Lock-ups. The Company shall have obtained and delivered to the Underwriters executed copies of an agreement from each party listed on Schedule E hereto, substantially in the form of Exhibit A hereto.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

II.	The obligations of the several Underwriters to purchase and pay for any Additional Shares on any Option Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Option Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Officers’ Certificate. A certificate, dated the Option Closing Date and signed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 7(I)(i) hereof remains true and correct as of such Option Closing Date.

(b) Opinion of Counsel for Company. The Representatives shall have received opinions and related letters as required by Section 7(I)(g) dated such Option Closing Date relating to the Additional Shares and otherwise to the same effect as the opinions required by Section 7(I)(g).

(c) Opinion of Counsel for Underwriters. The Representatives shall have received from Shearman & Sterling LLP, counsel for the Underwriters, dated such Option Closing Date, relating to the Additional Shares and otherwise to the same effect as the opinions required by Section 7(I)(h).

(d) Bring-down Comfort Letter of Deloitte & Touche LLP. The Representatives shall have received a letter, dated the Option Closing Date, from Deloitte & Touche LLP, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Sections 7(I)(j) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its officers, employees, agents, partners, members, directors and its affiliates, and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement as of any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus (including any Limited Use Issuer Free Writing Prospectus), or any amendment or supplement thereto or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make, in the case of any part of the Registration Statement as of any time, the statements therein not misleading or, in the case of any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus (including any Limited Use Issuer Free Writing Prospectus) or any amendment or supplement thereto, the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its officers who signs the Registration Statement, directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement as of any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein necessary in order to make, in the case of any part of the Registration Statement as of any time, the statements therein not misleading or, in the case of any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement thereto, the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Preliminary Prospectus and Final Prospectus furnished on behalf of each Underwriter: the disclosure concerning short sales, stabilizing, covering transactions and penalty bids appearing in the tenth and eleventh paragraphs under the caption “Underwriting.”

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under subsection (a) or (b) above except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, or failure to act by or on behalf of any indemnified party. No indemnifying party shall be liable under subsections (a), (b) or (c) of this Section for any settlement of any claim or action effected without its consent, which consent will not be unreasonably withheld; provided, however, that such indemnifying party has notified the indemnified party in writing of its refusal to accept such settlement within 30 days of its receipt of a notice from the indemnified party outlining the terms of such settlement.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purposes) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

(e) Additional Obligation. The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have.

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Securities hereunder on the Closing Date or any Option Closing Date, as the case may be, and the aggregate principal amount of Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Securities that the Underwriters are obligated to purchase on such Closing Date or Option Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date or Option Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date or Option Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Securities that the Underwriters are obligated to purchase on such Closing Date or Option Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Underwriters pursuant to Section 8 shall remain in effect, and if any Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Securities.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives c/o Goldman, Sachs & Co., 200 West Street New York, New York 10282-2198; RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281; Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036; RBS Securities Inc., 600 Washington Boulevard, Stamford, Connecticut 06901; TD Securities (USA) LLC, 31 West 52nd Street, New York, New York 10019; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Executive Vice President and Chief Financial Officer and Executive Vice President and General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the directors, officers, employees, agents, partners, affiliates and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives when herein so authorized will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of Securities and that no fiduciary, advisory or agency relationship between the Company and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Waiver of Jury Trial. The Company and each of the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Patriot Act Notice. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

AMERICAN TOWER CORPORATION

By:	/s/ EDMUND DISANTO
Name:	Edmund DiSanto
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

[Signature Page to Underwriting Agreement (Depositary Shares)]

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives as of the date first above written.

Goldman, Sachs & Co.

RBC Capital Markets, LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

TD Securities (USA) LLC

Acting as Representatives of the several Underwriters named in the attached Schedule A.

GOLDMAN, SACHS & CO.

By:	/s/ ADAM GREENE
Name:	Adam Greene
Title:	Vice President

[Signature Page to Underwriting Agreement (Depositary Shares)]

RBC CAPITAL MARKETS, LLC

By:	/s/ NICHOLAS STEVENSON
Name:	Nicholas Stevenson
Title:	Head, CME Investment Banking

[Signature Page to Underwriting Agreement (Depositary Shares)]

MORGAN STANLEY & CO. LLC

By:	/s/ BENJAMIN BRAUN
Name:	Benjamin Braun
Title:	Executive Director

[Signature Page to Underwriting Agreement (Depositary Shares)]

RBS SECURITIES INC.

By:	/s/ KRYSTIAN MIALKOWSKI
Name:	Krystian Mialkowski
Title:	Managing Director & Authorized Signatory

[Signature Page to Underwriting Agreement (Depositary Shares)]

TD SECURITIES (USA) LLC

By:	/s/ CECILE BAKER
Name:	Cecile Baker
Title:	Managing Director

[Signature Page to Underwriting Agreement (Depositary Shares)]

Schedule A

SCHEDULE A

Underwriters	Number of Firm Shares
Goldman, Sachs & Co.	1,875,000
RBC Capital Markets, LLC	1,097,500
Morgan Stanley & Co. LLC	1,097,500
RBS Securities Inc.	1,097,500
TD Securities (USA) LLC	1,097,500
J.P. Morgan Securities LLC	1,097,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,097,500
Barclays Capital Inc.	1,097,500
Citigroup Global Markets Inc.	1,097,500
BNP Paribas Securities Corp.	221,875
Credit Agricole Securities (USA) Inc.	221,875
HSBC Securities (USA) Inc.	221,875
Mizuho Securities USA Inc.	221,875
Santander Investment Securities Inc.	221,875
BBVA Securities Inc.	146,875
SMBC Nikko Securities America, Inc.	146,875
SunTrust Robinson Humphrey, Inc.	146,875
Scotia Capital (USA) Inc.	146,875
EA Market Securities LLC	113,750
Macquarie Capital (USA) Inc.	34,375
Total	12,500,000

A-1

Schedule B

SCHEDULE B

(1) General Use Free Writing Prospectuses (included in the General Disclosure Package)

Final term sheet, dated February 25, 2015, a copy of which is filed with the Commission as a “free writing prospectus” pursuant to Rule 433.

(2) Other Information Included in the General Disclosure Package

None.

B-1

Schedule C-1

SCHEDULE C-1

[Form of Opinions and Related Letter of Cleary Gottlieb Steen & Hamilton LLP, Special Counsel for the Company Referred to in Section 7(I)(g)]

C-1-1

Schedule C-2

SCHEDULE C-2

[Form of Opinion of Sullivan & Worcester LLP, Special Counsel for the Company Referred to in Section 7(I)(g)]

C-2-1

Schedule C-3

SCHEDULE C-3

[Form of Opinion of Executive Vice President and General Counsel of the Company, Referred to in Section 7(I)(g)]

C-3-1

Schedule D

SCHEDULE D

[Form of Opinion of Vice President, Compliance of the Company Referred to in Section 7(I)(g)]

D-1

Exhibit A

Exhibit A

[Form of Lock-up From Directors, Officers or Other Stockholders Pursuant to

Section 7(I)(k)]

Exhibit A-1